UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 11, 2013

Date of Report (Date of earliest event reported)

ESTERLINE TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-06357	13-2595091
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500-108th Avenue NE, Bellevue, Washington		98004
(Address of principal executive offices)		(Zip Code)

(425) 453-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2013, the Board of Directors of Esterline Technologies Corporation (“Esterline”) appointed Curtis C. Reusser as President and Chief Executive Officer, effective October 28, 2013 (the “Effective Date”). Mr. Reusser will succeed R. Bradley Lawrence, who is retiring as President and CEO as of the Effective Date and then continuing as Executive Chairman of the Board until Esterline’s 2014 annual shareholders meeting. The Board of Directors also increased the size of the Board to 11 directors and elected Mr. Reusser to fill the vacancy, in each case, effective as of the Effective Date. Mr. Reusser will be a member of the class of directors whose term expires at Esterline’s 2016 annual shareholders meeting. The Nominating and Corporate Governance Committee of the Board has not yet determined the board committee or committees on which Mr. Reusser will serve. As an employee director, Mr. Reusser will not receive any additional compensation for his service as a director.

Mr. Reusser, 53, is currently President, Aircraft Systems of UTC Aerospace Systems, a division of United Technologies Corporation, a provider of a broad range of high-technology products and services to the global aerospace and building systems industries, in which capacity he has served since July 2012. From January 2008 until July 2012, Mr. Reusser served as President, Electronic Systems Segment, and Executive Vice President of Goodrich Corporation, an aerospace and defense company that was acquired by United Technologies Corporation in July 2012. Prior to this role, Mr. Reusser served in various roles of increasing responsibility at Goodrich Corporation since 1988. Mr. Reusser holds a B.S. in Industrial Engineering from the University of Washington.

In connection with the new appointment, Mr. Reusser agreed to the terms of an offer letter with Esterline. Mr. Reusser, like all other executive officers of Esterline, will serve at the pleasure of the Board of Directors. Pursuant to the offer letter, as of the Effective Date, Mr. Reusser will receive an annual base salary of $750,000. He will also receive a sign-on bonus of $600,000 payable in December 2013 and an award of 52,750 restricted stock units under the Esterline 2013 Equity Incentive Plan, which will vest in three substantially equal installments on each of October 28, 2014, October 28, 2015 and October 28, 2016.

Pursuant to the offer letter, Mr. Reusser will be eligible to participate in Esterline’s Annual Incentive Compensation Plan for fiscal year 2014, and his target will equal 90% of his base salary for fiscal year 2014. He will also be eligible to participate in Esterline’s Long Term Incentive Program (“LTIP”) beginning in fiscal year 2014, with a total annual target award of $1,875,000. The value of Mr. Reusser’s LTIP award will be allocated 30% to the cash LTIP, 45% in stock options and 25% in restricted stock units. In addition, Mr. Reusser’s appointment to the cash LTIP will be phased in one-, two- and three-year cycles, enabling Mr. Reusser to earn a cash LTIP award at the end of fiscal years 2014, 2015 and 2016, depending on Esterline’s performance, as follows:

Performance Period	Target Opportunity
2012-2014	$187,500
2013-2015	$375,000
2014-2016	$562,500

For each performance period, the maximum cash LTIP award will equal 400% of the target opportunity.

Mr. Reusser will also be eligible to participate in Esterline’s retirement, health care and other benefit plans and in the Supplemental Executive Retirement Plan and the Supplemental Executive Retirement and Deferred Compensation Plan. Mr. Reusser will also receive a car allowance of up to approximately $800 per month, before taxes. Esterline will also pay up to $8,000 annually to a financial services provider for services rendered to Mr. Reusser and will reimburse him for certain relocation expenses in accordance with standard corporate policy.

Upon the effectiveness of Mr. Reusser’s appointment, and like Esterline’s arrangements with its other executive officers, Esterline and Mr. Reusser will enter into Esterline’s standard form of Termination Protection Agreement, as previously filed by Esterline, that provides, in the event that Mr. Reusser is terminated without cause or resigns for good reason within two years of a change of control, a lump sum payment equal to three times Mr. Reusser’s average compensation during the prior two years, payment of certain legal fees and expenses associated with the termination and insurance benefits for the remainder of an initial two-year period.

The foregoing summary of the offer letter is qualified in its entirety by the terms of the offer letter, which is filed with this report as Exhibit 10.1 and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On September 12, 2013, Esterline issued a press release regarding the appointment of Mr. Reusser as Esterline’s President and Chief Executive Officer, which is furnished as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Offer Letter from Esterline Technologies Corporation to Curtis Reusser dated September 11, 2013

99.1	Press issued by Esterline Technologies Corporation dated September 12, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESTERLINE TECHNOLOGIES CORPORATION

Dated: September 12, 2013	By:	/s/ MARCIA J. MASON
Name: Marcia J. Mason
Title: General Counsel & Vice President, Administration

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter from Esterline Technologies Corporation to Curtis Reusser dated September 11, 2013

99.1	Press release issued by Esterline Technologies Corporation dated September 12, 2013.